INTERDIGITAL ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER 2017

18% Year-Over-Year Increase in Recurring Revenue, Expenses Relatively Flat

WILMINGTON, DE. - July 27, 2017 - InterDigital, Inc. (NASDAQ:IDCC), a mobile technology research and development company, today announced results for the second quarter ended June 30, 2017.
Second Quarter 2017 Financial Highlights

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Second quarter 2017 total revenue was $135.8 million, compared to $75.9 million in second quarter 2016. The increase in total revenue includes past patent royalties related to a settlement agreement and release of claims with Microsoft during second quarter 2017.

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Recurring revenue grew 18% to $87.9 million, compared to $74.6 million in 2016, primarily driven by an increase in fixed-fee revenue due to new agreements entered into in second half 2016. Recurring revenue consists of current patent royalties and current technology solutions revenue.

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Second quarter 2017 operating expenses were $54.8 million, compared to $52.8 million in second quarter 2016. The slight increase in operating expenses was driven by the operations of Hillcrest Labs, acquired during fourth quarter 2016.

•	Net income[1] was $52.5 million, or $1.46 per diluted share, compared to $40.0 million, or $1.14 per diluted share, in second quarter 2016.
"The growth of our recurring revenue coupled with the careful management of our expenses, even including added costs related to Hillcrest Labs, underscores the strength of our business model,” said William J. Merritt, President and CEO of InterDigital. “With a strong revenue platform anchored in long-term agreements with key licensees, InterDigital is ideally positioned to increase our market share and drive additional shareholder value."
Additional Financial Highlights for Second Quarter 2017

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The increase in operating expenses included a $2.1 million increase in costs associated with commercial initiatives, primarily Hillcrest Labs, as well as a $1.7 million increase in consulting services, primarily related to spending on development projects, as well as corporate initiatives including the implementation of a new enterprise resource planning system. These increases were partially offset by a $2.5 million decrease in intellectual property enforcement and non-patent litigation.

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The company's second quarter 2017 effective tax rate was a provision of 34.4% compared to a benefit of 74.4% during second quarter 2016. The change in effective tax rate was primarily attributable to the discrete impact of refund claims made during second quarter 2016.

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In second quarter 2017, the company recorded $19.4 million of cash provided by operating activities, compared to $191.4 million in second quarter 2016. The company used $10.1 million of free cash flow[2] in second quarter 2017, compared to $182.4 million of free cash flow generated in second quarter 2016. These changes were primarily due to the timing of cash receipts under new fixed-fee agreements. Ending cash and short-term investments totaled $885.4 million.

Conference Call Information
InterDigital will host a conference call on Thursday, July 27, 2017 at 10:00 a.m. Eastern Time to discuss its second quarter 2017 financial performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the live webcast on the Investors page. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call (888) 204-4610 within the United States or +1 (719) 325-2191 from outside the United States. Please call by 9:50 a.m. ET on July 27 and give the operator conference ID number 2029923.
An Internet replay of the conference call will be available on InterDigital's website in the Investors section. In addition, a telephone replay will be available from 1:00 p.m. ET July 27 through 1:00 p.m. ET August 1. To access the recorded replay, call (888) 203-1112 or +1 (719) 457-0820 and use the replay code 2029923.
About InterDigital®
InterDigital develops mobile technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements include information regarding our current beliefs, plans and expectations, including, without limitation, our belief that we are ideally positioned to increase our market share and drive additional shareholder value. Words such as "believe," "anticipate," "estimate," "expect," "project," "intend," "plan," "forecast," "goal," and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties.  Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) our ability to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with InterDigital's roadmap; (v) our ability to commercialize the company's technologies and enter into customer agreements; (vi) the failure of the markets for the company's current or new technologies and products to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of the company's technologies and products; (viii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees, delays in the timely receipt and final reviews of quarterly royalty reports from our licensees, delays in payments from our licensees and related matters; (ix) the resolution of current legal or regulatory proceedings, including any awards or judgments relating to such proceedings, additional legal or regulatory proceedings, changes in the schedules or costs associated with legal or regulatory proceedings or adverse rulings in such legal or regulatory proceedings; (x) changes or inaccuracies in market projections; and (xi) changes in the company's business strategy.
We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

Footnotes
1    Throughout this press release, net income (loss) and diluted earnings per share ("EPS") are attributable to InterDigital, Inc. (e.g., after adjustments for noncontrolling interests), unless otherwise stated.
2    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company's ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital's computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A detailed reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
REVENUES:
Per-unit royalty revenue	$11,398	$44,525	$27,257	$118,214
Fixed fee amortized royalty revenue	73,063	29,098	146,430	58,196
Current patent royalties	84,461	73,623	173,687	176,410
Past patent royalties	47,860	1,277	47,860	5,444
Total patent licensing royalties	132,321	74,900	221,547	181,854
Current technology solutions revenue	3,458	1,015	8,762	1,825
	$135,779	$75,915	$230,309	$183,679

OPERATING EXPENSES:
Patent administration and licensing	25,479	28,285	54,886	55,452
Development	17,783	14,609	36,304	34,878
Selling, general and administrative	11,569	9,938	24,203	21,910
	54,831	52,832	115,393	112,240

Income from operations	80,948	23,083	114,916	71,439

OTHER EXPENSE (NET)	(2,330)	(706)	(5,144)	(7,843)
Income before income taxes	78,618	22,377	109,772	63,596
INCOME TAX (PROVISION) BENEFIT	(27,074)	16,652	(25,450)	2,584
NET INCOME	$51,544	$39,029	$84,322	$66,180
Net loss attributable to noncontrolling interest	(955)	(965)	(1,933)	(1,885)
NET INCOME ATTRIBUTABLE TO INTERDIGITAL, INC.	$52,499	$39,994	$86,255	$68,065
NET INCOME PER COMMON SHARE — BASIC	$1.51	$1.16	$2.50	$1.96
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	34,686	34,499	34,528	34,772
NET INCOME PER COMMON SHARE — DILUTED	$1.46	$1.14	$2.39	$1.94
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	35,902	34,945	36,103	35,161
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.30	$0.20	$0.60	$0.40

SUMMARY CONSOLIDATED CASH FLOWS
(dollars in thousands)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Income before income taxes	$78,618	$22,377	$109,772	$63,596
Taxes paid	(11,120)	(37,862)	(14,110)	(52,285)
Non-cash expenses	21,645	20,096	44,691	45,481
Increase in deferred revenue	2,777	201,730	187,777	282,170
Deferred revenue recognized	(76,816)	(34,829)	(155,737)	(69,423)
Increase (decrease) in operating working capital, deferred charges and other	4,343	19,842	(178,801)	(58,547)
Capital spending and capitalized patent costs	(9,321)	(8,978)	(17,376)	(18,634)
FREE CASH FLOW	10,126	182,376	(23,784)	192,358

Payments on long-term debt	—	—	—	(230,000)
Long-term investments	(200)	(2,000)	(701)	(2,000)
Acquisition of patents	—	—	—	(4,500)
Dividends paid	(10,402)	(6,923)	(20,694)	(13,991)
Taxes withheld upon vesting of restricted stock units	(235)	80	(22,190)	(3,325)
Share repurchases	—	(18,596)	—	(58,995)
Net proceeds from exercise of stock options	—	228	82	228
Unrealized (loss) gain on short-term investments	(42)	39	(87)	415
NET (DECREASE) INCREASE IN CASH AND SHORT-TERM INVESTMENTS	$(753)	$155,204	$(67,374)	$(119,810)

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	JUNE 30, 2017	DECEMBER 31, 2016
ASSETS
Cash & short-term investments	$885,387	$952,761
Accounts receivable (net)	399,044	228,464
Other current assets	51,590	39,894
Property & equipment and patents (net)	313,271	323,394
Other long-term assets (net)	189,607	183,340
TOTAL ASSETS	$1,838,899	$1,727,853

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, accrued liabilities, taxes payable & dividends payable	$84,802	$65,288
Current deferred revenue	294,876	360,192
Long-term deferred revenue	358,369	261,013
Long-term debt & other long-term liabilities	295,196	286,992
TOTAL LIABILITIES	1,033,243	973,485
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	792,930	739,709
Noncontrolling interest	12,726	14,659
TOTAL EQUITY	805,656	754,368
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,838,899	$1,727,853

RECONCILIATION OF FREE CASH FLOW TO NET CASH
PROVIDED BY (USED IN) OPERATING ACTIVITIES

In the summary consolidated cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Net cash provided by (used in) operating activities	$19,447	$191,354	$(6,408)	$210,992
Purchases of property, equipment, & technology licenses	(557)	(672)	(825)	(2,266)
Capitalized patent costs	(8,764)	(8,306)	(16,551)	(16,368)
Free cash flow	$10,126	$182,376	$(23,784)	$192,358

CONTACT:	InterDigital, Inc.:
Patrick Van de Wille
patrick.vandewille@interdigital.com
+1 (858) 210-4814